Goldman Sachs Trust
Exhibit 77-K

Changes in Accountants

1. (i) On January 29, 2003, the Registrant dismissed PricewaterhouseCoopers LLP, the independent accountants who had previously been engaged as the principal accountant to audit the financial statements of Registrant's Goldman Sachs Balanced Strategy Portfolio, Goldman Sachs Growth & Income Strategy Portfolio, Goldman Sachs Growth Strategy Portfolio and Goldman Sachs Aggressive Growth Strategy Portfolio (the "Asset Allocation Portfolios") effective upon the completion of its December 31, 2002 audits.

  (ii) PricewaterhouseCoopers LLP's report on the financial statements of the Registrant's Asset Allocation Portfolios for each of the two fiscal years ended December 31, 2002 and December 31, 2001 contained no adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

  (iii) The decision to change independent accountants was approved by Registrant's Board of Trustees after a recommendation from the Board's audit committee.

  (iv) During Registrant's two most recent fiscal years and for the period from January 1, 2003 to January 29, 2003, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of that firm, would have caused it to make a reference to the subject matter of the disagreement in connection with its report on the financial statements for such years.

  (v) Within Registrant's two most recent fiscal years there were no events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

2. On January 29, 2003 Registrant by action of its Board of Trustees engaged Ernst & Young LLP as the principal accountant to audit the financial statements of the Asset Allocation Portfolios for the fiscal year ending December 31, 2003. Prior to the engagement of Ernst & Young LLP, and during Registrant's two most recent fiscal years neither Registrant nor anyone on its behalf consulted
Ernst & Young LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of the Asset Allocation Portfolios or (ii) any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) and the related instructions of Item 304 of Regulation S-K) or a reportable event (as described in paragraph
(a)(1)(v) of said Item 304).